Exhibit 99.1

IDT Reports Results for Third Quarter Fiscal 2005

NEWARK, N.J. —June 7, 2005—IDT Corporation (NYSE: IDT, IDT.C) today reported quarterly revenues of $606.7 million for the third quarter of its fiscal 2005, the three months ended April 30, 2005. Third quarter revenues increased 7.3% versus revenues of $565.7 million in the third quarter of fiscal 2004 and decreased slightly from the prior quarter’s $608.8 million. The net loss for the third quarter of fiscal 2005 was $14.3 million, or ($0.15) per share, compared to a net loss of $76.8 million, or ($0.84) per share, in the third quarter of fiscal 2004, and a net loss of $17.7 million, or ($0.19) per share, in the second quarter of fiscal 2005.

As of April 30, 2005, cash and cash equivalents, marketable securities, and restricted cash and marketable securities stood at $950.7 million, including $105.9 million held by Net2Phone.

The following table summarizes the operating performance of IDT’s business segments1:

	Revenues			Income (Loss) from Operations
$ millions	Q3 ‘05	Q2 ‘05	Q3 ‘04	Q3 ‘05	Q2 ‘05	Q3 ‘04
IDT Retail Telecom	$391.5	$411.7	$343.3	$16.7	$17.7	$22.6
IDT Wholesale Telecom	139.4	129.2	138.5	(4.6)	(4.5)	(4.5)

IDT Telecom Total	531.0	541.0	481.9	12.1	13.1	18.1
IDT Entertainment	46.0	41.1	40.7	3.1	2.0	2.4
Voice over IP	17.1	18.1	20.8	(11.5)	(8.7)	0.9
IDT Capital	11.1	7.2	5.1	(3.3)	(3.5)	(12.4)
IDT Solutions	1.6	1.5	17.2	(8.8)	(14.9)	(55.4)
Corporate	—	—	—	(15.4)	(12.6)	(11.9)

Total IDT	$606.7	$608.8	$565.7	$(23.8)	$(24.6)	$(58.3)

“Through the first nine months of the fiscal year our revenues are up 15%, and we continue to maintain our strong balance sheet,” said Jim Courter, CEO. “This growth is being driven by both our telecom division, where we are expanding our product offerings and geographic presence, and our entertainment division, where we are producing and selling an expanding slate of live action films for television and home video release. We are also making progress in the production of our animated feature films and in the expansion of our home video distribution business.”

RESULTS OF OPERATIONS

IDT Telecom

Revenues for IDT Telecom for the third quarter of fiscal 2005 increased 10.2% year-over-year and declined 1.9% compared to the second quarter of fiscal 2005. The sequential revenue comparison was affected by the fact that the third quarter contains 89 days, versus 92 days in the other three fiscal quarters. On a per-day basis, Q3 fiscal 2005 revenues were the highest to date for Telecom. Gross margin for the quarter was 23.6%, unchanged from the year-ago period, and 116 basis points lower than those recorded in Q2 of fiscal 2005. The sequential decline in gross margin was mostly due to a shift in our revenue mix for the quarter. When compared to the second quarter, relatively low margin wholesale revenues accounted for a larger proportion of overall IDT Telecom revenues, and the retail segment witnessed a shift in revenue mix away from higher-margin Consumer Phone Services revenue, towards calling cards.

Gross profits were $125.5 million in the third quarter of fiscal 2005, representing an increase of 10.4% year-over-year and a decrease of 6.4% versus the second quarter of fiscal 2005. Selling, general and administrative (SG&A) expenses for IDT Telecom were $87.0 million in the third quarter, versus $76.0 million in the third quarter of fiscal year 2004 and $98.0 million in the second quarter of fiscal year 2005.

Income from operations for the third quarter was $12.1 million, 33.0% lower than in the prior year period, and 7.7% less than in fiscal 2005’s second quarter, due to increase in depreciation and SG&A expenses from the prior year period, and due to lower revenues and gross profits in comparison to the preceding quarter. Minutes of use for the third quarter of fiscal 2005 increased 17.5% year-over-year to 5.817 billion minutes from 4.952 billion minutes, and increased 1.0% from the previous quarter’s 5.761 billion minutes.

IDT Telecom Line of Business Detail1

	Revenues			Gross Profit Margin
$ millions	Q3 ‘05	Q2 ‘05	Q3 ‘04	Q3 ‘05	Q2 ‘05	Q3 ‘04
Calling Cards	$308.4	$321.0	$278.0	23.6%	24.0%	23.2%
Consumer Phone Services	83.1	90.8	65.4	47.8%	49.5%	51.8%

Total Retail	391.5	411.7	343.3	28.7%	29.6%	28.7%
Wholesale	139.4	129.2	138.5	9.4%	9.4%	11.0%

Total Telecom	$531.0	$541.0	$481.9	23.6%	24.8%	23.6%

Retail Telecom

Retail Telecom revenues for the third quarter increased 14.0% year-over-year to $391.5 million, and declined 4.9% from the second quarter of fiscal 2005. Income from operations for the third quarter was $16.7 million, a 26.0% decline year-over-year and a 5.2% decline from the second quarter.

Calling card revenues increased 10.9% versus the third quarter of fiscal 2004 and fell 3.9% versus the second quarter of fiscal 2005. Both the growth versus the year-ago figure as well as the sequential quarterly decline were broadly based geographically, with the exception of our calling card operations in Latin America and Asia. These businesses continued to make steady market share progress during the quarter, although they continue to represent a small proportion of our global calling card operations.

Consumer phone services revenues in the third quarter of fiscal 2005 were 27.2% greater those recorded in the year-ago period and down 8.4% from the second quarter of fiscal 2005. The customer base for America Unlimited, the IDT calling plan which features unlimited local and long distance calling within the United States for a fixed monthly rate, was approximately 259,000 as of April 30, 2005. In addition, we had approximately 352,000 long distance-only customers at April 30, 2005. The 7.1% decline in our combined customer base since January 31, 2005 occurred as we scaled back advertising for our America Unlimited plan, in the wake of the change in UNE-P rules, which took effect March 11, 2005. We continue to negotiate with the ILECs, with the intent of signing long-term commercial arrangements, which will allow us to grow our America Unlimited business.

In the United Kingdom, we continue to build the customer base for our Toucan consumer phone service. As of April 30, 2005, we had approximately 138,000 active customers. The expansion of the Toucan brand, which has already gained significant recognition in the U.K. market, involves both a broadening of the suite of service offerings, as well as expansion into other markets. During the second quarter, we added Internet access to our offering and we are planning a Toucan-branded cellular service to be rolled out later this year. Our Internet access service offerings include both dial-up and broadband access services, marketed under the ToucanSurf brand. We plan to expand Toucan to other European markets and anticipate the launch of the service in the Netherlands and in Belgium during the first half of Fiscal 2006.

Given our continued customer growth in U.K. with the concurrent, temporary decline in the number of U.S. customers, the third quarter witnessed a shift in Consumer Phone Services revenue towards our U.K. business, which tends to experience somewhat lower gross margins than does our business in the U.S. This was a primary factor in both the year-over-year and sequential gross margin decline within our worldwide Consumer Phone Services business.

Wholesale Telecom

During the third quarter of fiscal 2005, Wholesale Telecom achieved revenues of $139.4 million, 0.7% higher than the year-ago quarter’s $138.5 million, and 7.9% higher than the revenues recorded during the second quarter of fiscal 2005.

The revenue gains were driven by higher minutes volumes, across all of our regions of operation, reflecting an increased number of carrier customers. In comparing the third quarter’s results with those of the prior periods, however, the increased traffic volumes were partially offset by lower per-minute price realizations.

IDT Entertainment

IDT Entertainment generated revenues of $46.0 million in the third quarter of fiscal 2005, compared to $40.7 million of revenues recorded in the third quarter of fiscal 2004 and $41.1 million of revenues generated in the second quarter of fiscal 2005. The revenue increase versus the year-ago period is primarily due to increased revenue at Anchor Bay, and secondarily to the inclusion of revenues from Manga Entertainment for the full quarter and contributions to revenue for the first time from our live action division, New Arc Entertainment.

IDT Entertainment’s income from operations was $3.1 million in the third quarter of fiscal 2005, compared to income from operations of $2.4 million in the year-ago period and income from operations of $2.0 million in the previous quarter. The increase in income from operations versus the prior year is due to broad strength in each of IDT Entertainment’s operating businesses.

IDT Entertainment recently announced that it has obtained a $50 million, five-year, secured revolving credit facility (which may be increased up to $75 million) from a bank syndicate led by J.P. Morgan Chase. The borrowings will be used to provide funding for the production of live action and animated features for television broadcast and home video distribution.

IDT Entertainment’s live-action division, New Arc Entertainment, has begun licensing the rights to its productions this quarter. The TV rights to New Arc Entertainment’s Masters of Horror, a 13-episode anthology featuring some of the most prolific horror creators, including George Romero and John Carpenter, were sold to the Showtime Cable Network. The series is expected to premier in the Fall of 2006. Also, the TV rights to New Arc’s first two completed genre films, The Fallen Ones and All Souls Day, were licensed to the Sci-Fi Channel. The Fallen Ones premiered on May 14th at 9pm and was the highest rated show on the Sci-Fi Channel that week. All Souls Day is set to premier June 11th at 9pm on the Sci-Fi Channel. IDT Entertainment Sales successfully sold these titles and several others, including some from the Stephen J. Cannell co-production agreement, to several international distributors in markets such as the UK, Japan, France, Italy and Germany, among others.

On the distribution side, some of our most successful video releases during the third quarter came from the TV Series-on- DVD category which included The Greatest American Hero Seasons 1 & 2, Doogie Howser, MD, 21 Jump Street Season 2 and Xena Warrior Princess Season 6. Other successful titles include two new Thomas the Tank Engine titles, the Crunch fitness franchise and John Grisham’s Mickey. During the next few months, IDT Entertainment will be releasing a number of well-known titles into the retail market including 3rd Rock From the Sun, Roseanne, Mr. Rogers Neighborhood, Silk Stalkings Season 3, a new Thomas the Tank Engine video, Dario Argento’s The Card Player and, through Manga Entertainment, Ghost in the Shell Volumes 6 & 7.

Voice over IP

IDT’s Voice over IP business segment consists primarily of our interest in Net2Phone, which is a separate publicly held corporation whose common stock is quoted on the NASDAQ National Market under the symbol “NTOP.” Net2Phone issued a press release with respect to its results for the third quarter of fiscal 2005 ended April 30, 2005, on June 6, 2005. Set forth below is a brief description of Net2Phone’s results as they are consolidated into IDT’s results. Primarily because of the elimination of intercompany transactions in IDT’s consolidated results, and also because, in Q2, IDT’s consolidation was based upon Net2Phone’s preliminary results, while Net2Phone revised its reported results, Net2Phone’s independently reported results of operations differ from those reported in IDT’s consolidated results.

Voice over IP’s loss from operations for the third quarter of fiscal 2005 was $11.5 million on revenues of $17.1 million, compared to income from operations of $0.9 million on revenues of $20.8 million in the third quarter of fiscal 2004 and a loss from operations of $8.7 million on revenues of $18.1 million recorded in the second quarter of fiscal 2005. Recent achievements include:

•	a 79% increase in broadband telephony subscribers from the prior quarter, bringing the total to more than 25,000 subscribers; and

•	Commercial launches of Net2Phone’s cable telephony product by Coditel, EST, Bresnan, Millennium, Northland, Cable & Wireless Cayman Islands and ETB.

IDT’s net loss for the third quarter of fiscal 2005 includes only its ownership stake in the loss of Net2Phone during the quarter, which increased from approximately 14% to about 40.9% on March 8, 2005, when we acquired all of Liberty Media Corporation’s direct and indirect interests in Net2Phone in exchange for approximately 3.75 million shares of IDT Class B common stock. IDT’s ownership stake in Net2Phone averaged 31.7% during the third quarter of fiscal year 2005. An adjustment to record the share of Net2Phone’s net loss attributable to the other shareholders of Net2Phone has been made in ‘minority interests’ on IDT’s Statement of Operations.

IDT CONFERENCE CALL INFORMATION

In connection with this release of quarterly results, IDT will be hosting a conference call today, June 7, 2005, for analysts, investors and the general public, at 5:00 PM Eastern Time. To access the call from the U.S., dial 1-866-594-2183. For international callers, the dial-in number is 1-973-935-8583. No pass code is required. A replay of the teleconference will be available for one week after the conference call at 1-877-519-4471, passcode #6129775 for domestic callers, or 1-973-341-3080, passcode #6129775 for international callers.

Alternatively, interested participants may access a webcast of the conference call by visiting the IDT Website, at www.idt.net. A direct link to the call will be placed on the website. Listening to the webcast of the call will require Windows Media software. Please allow at least 15 minutes to download the necessary audio software prior to the call. An archived copy of the call will be available at the IDT Website in the Investor Relations section’s Presentations for at least six months after the call.

A copy of this press release and additional financial and statistical information presented during the conference call will be available on IDT’s website at www.idt.net in the “About IDT” Press Releases, and “About IDT” Investor Relations Presentations and Financial sections.

ABOUT IDT CORPORATION

IDT Corporation is a multinational telecommunications, entertainment and technology company. IDT conducts its business primarily through the following operating divisions: IDT Telecom offers retail and wholesale telecommunications services including calling cards, consumer local, long distance, and wireless services; IDT Entertainment operates our animation and entertainment distribution businesses; IDT Capital develops and operates new business ventures; and Voice over IP consists primarily of Net2Phone, a global provider of VoIP PacketCable, SIP and wireless solutions. Net2Phone is a separate publicly held corporation whose common stock is traded on the NASDAQ National Market under the symbol “NTOP.”

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. These risks and uncertainties include, but are certainly not limited to: the sensitivity of our telecommunications businesses to declining prices; our reliance on success in the pre-paid calling card market; our ability to obtain cost effective termination capacity worldwide; our reliance on the financial health of other telecommunication companies that are our customers; the impact of changes to U.S. and foreign regulations; increases in competition in the consumer phone service market; our ability to integrate and manage acquisitions; our ability to effectively develop and produce animated films; our ability to protect our proprietary rights; general economic conditions in the global telecommunications market; the general condition of the economy of the United States and internationally; and any of the other specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statements or risk factors.

Footnotes

[1]	Columns in tables may not add due to rounding.

Investor Contacts	Media Contact
John Swierk	Gil Nielsen
COO, IDT Venture Capital 973-438-4171	VP, IDT Corporate Communications 973-438-3553

Mary Jennings
Director, Investor Relations 973-438-3124

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2005	2004	2005	2004
	(in thousands, except per share data)
Revenues	$606,704	$565,664	$1,845,269	$1,605,692
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	453,547	428,732	1,370,999	1,218,994
Selling, general and administrative	134,901	132,016	418,529	354,620
Depreciation and amortization	30,220	24,631	82,895	72,584
Non-cash compensation (all of which is attributable to selling, general and administrative)	8,210	(1,228)	18,102	7,375
Restructuring and impairment charges	3,577	39,879	14,992	45,083

Total costs and expenses	630,455	624,030	1,905,517	1,698,656

Loss from operations	(23,751)	(58,366)	(60,248)	(92,964)
Interest income, net	5,332	5,062	16,235	16,486
Other income (expense):
Gain on sale of subsidiary stock	—	—	—	9,418
Arbitration award	—	—	—	21,618
Investment and other income (expense), net	7,341	(1,760)	14,482	15,119

Loss before minority interests and income taxes	(11,078)	(55,064)	(29,531)	(30,323)
Minority interests	359	(18,026)	(3,129)	(30,659)
Provision for income taxes	(3,614)	(3,759)	(11,131)	(11,417)

Net loss	$(14,333)	$(76,849)	$(43,791)	$(72,399)

Earnings (loss) per share:
Net loss:
Basic	$(0.15)	$(0.84)	$(0.46)	$(0.84)
Diluted	$(0.15)	$(0.84)	$(0.46)	$(0.84)
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	97,756	91,065	96,190	86,436

Diluted	97,756	91,065	96,190	86,436

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2005	July 31, 2004
	(in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$167,044	$142,177
Marketable securities	763,923	897,130
Trade accounts receivable, net	220,448	184,125
Other current assets	112,352	94,928

Total current assets	1,263,767	1,318,360
Property, plant and equipment, net	293,308	273,479
Goodwill	128,320	89,534
Licenses and other intangibles, net	29,056	32,928
Investments	86,155	66,870
Restricted cash and marketable securities	19,716	22,620
Other assets	106,311	70,125

Total assets	$1,926,633	$1,873,916

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$129,152	$140,296
Accrued expenses	220,486	213,116
Deferred revenue	145,200	140,314
Capital lease obligations—current portion	22,676	21,793
Other current liabilities	41,279	9,404

Total current liabilities	558,793	524,923
Deferred tax liabilities, net	145,037	145,037
Capital lease obligations—long-term portion	29,933	31,810
Notes payable—long-term portion	42,912	4,678
Other liabilities	32,098	43,540

Total liabilities	808,773	749,988

Minority interests	90,821	132,695

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000,000; 25,074,860 shares issued at April 30, 2005 and July 31, 2004; 18,593,923 and 19,140,933 shares outstanding at April 30, 2005 and July 31, 2004, respectively	251	251
Class A common stock, $.01 par value; authorized shares—35,000,000; 9,816,988 shares issued and outstanding at April 30, 2005 and July 31, 2004	98	98
Class B common stock, $.01 par value; authorized shares—100,000,000; 75,544,620 and 68,727,201 shares issued at April 30, 2005 and July 31, 2004, respectively; 73,821,715 and 67,118,911 shares outstanding at April 30, 2005 and July 31, 2004, respectively	755	687
Additional paid-in capital	897,347	800,618
Treasury stock, at cost, consisting of 6,480,937 and 5,933,927 shares of common stock and 1,722,905 and 1,608,290 shares of Class B common stock at April 30, 2005 and July 31, 2004, respectively	(131,737)	(122,044)
Deferred compensation	(22,057)	(13,795)
Accumulated other comprehensive income	20,664	19,909
Retained earnings	261,718	305,509

Total stockholders’ equity	1,027,039	991,233

Total liabilities and stockholders’ equity	$1,926,633	$1,873,916

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended April 30,
	2005	2004
	(In thousands)
Net cash (used in) provided by operating activities	$(28,598)	$21,628
Investing activities
Capital expenditures	(78,090)	(61,189)
(Issuance) collection of notes receivable	(11,280)	17,056
Investments and acquisitions, net of cash acquired	(25,566)	(82,429)
Sales and maturities of marketable securities	4,307,416	2,040,661
Purchases of marketable securities	(4,160,089)	(1,944,625)

Net cash provided by (used in) investing activities	32,391	(30,526)
Financing activities
Proceeds from exercise of stock options	3,357	51,544
Proceeds from exercise of stock options of Net2Phone	53	5,436
Proceeds from offering of common stock by Net2Phone	—	53,069
Proceeds from borrowings	37,133	—
Proceeds from sale lease back transactions on capital leases	12,642	—
Repayments of capital lease obligations	(15,987)	(23,502)
Proceeds from employee stock purchase plan	893	—
Purchase of Class B common stock	(2,368)	—
Cash and marketable securities restricted against letters of credit	2,904	1,528
Distributions to minority shareholders of subsidiaries	(21,035)	(19,092)

Net cash provided by financing activities	17,592	68,983
Effect of exchange rate changes on cash and cash equivalents	3,482	2,520

Net increase in cash and cash equivalents	24,867	62,605
Cash and cash equivalents, beginning of period	142,177	99,046

Cash and cash equivalents, end of period	$167,044	$161,651

Supplemental schedule of non-cash investing and financing activities
Purchases of property, plant and equipment through capital lease obligations	$2,230	547

Issuance of Class B common stock for acquisitions and exchanges	$59,835	$77,313

Non-cash proceeds received from exercise of stock options	$—	$27,500

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED APRIL 30, 2005

(Segment data is shown net of effect of inter-segment transactions)

	Total IDT Corporation	Retail Telecom	Wholesale Telecom	IDT Entertainment	Voice Over IP	IDT Capital	IDT Solutions	Corporate
(In thousands)
STATEMENT OF OPERATIONS DATA

Revenues	$606,704	$391,528	$139,425	$45,956	$17,124	$11,075	$1,596	$—

Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	453,547	279,172	126,299	28,051	10,806	6,719	2,500	—
Selling, general and administrative	134,901	75,161	11,802	11,452	13,653	6,755	3,870	12,208
Depreciation and amortization	30,220	17,297	5,393	2,850	2,341	928	899	512
Non-cash compensation (all of which is attributable to selling, general and administrative)	8,210	3,152	553	464	1,371	(71)	29	2,712
Restructuring and impairment charges	3,577	—		—	491	—	3,086	—

Total costs and expenses	630,455	374,782	144,047	42,817	28,662	14,331	10,384	15,432

Income (loss) from operations	(23,751)	$16,746	$(4,622)	$3,139	$(11,538)	$(3,256)	$(8,788)	$(15,432)

Interest income, net	5,332
Investment and other income, net	7,341

Loss before minority interests and income taxes	(11,078)

Minority interests	359
Provision from income taxes	(3,614)

Net loss	$(14,333)